Exhibit 5.1


June 13, 1997



Alfacell Corporation
225 Belleville Avenue
Bloomfield, NJ  07003

Re:      Alfacell Corporation
         Registration Statement on Form S-3

Ladies and Gentlemen:

                  You have requested our opinion with respect to the public offering and sale by certain selling stockholders (the "Selling Stockholders") of Alfacell Corporation, a Delaware corporation (the "Company"), pursuant to a Registration Statement on Form S-3 (the "Registration Statement") of up to 4,788,907 shares of the Company's common stock, $.01 par value per share (the "Common Stock") of which (i) 3,485,974 shares (the "Outstanding Common Shares") are outstanding and held by the Selling Stockholders; (ii) 839,451 shares (the "Warrant Shares") are issuable upon exercise of warrants (the "Warrants") held by the Selling Stockholders; (iii) up to 453,482 shares (the "Option Shares") are shares which may be issued to the Selling Stockholders upon the exercise of certain options (the "Options") of the Company; and (iv) up to 10,000 shares (the "Bank Warrant Shares") are shares which may be issued to the Selling Stockholders only upon the exercise of the Bank Warrants (as defined in the Registration Statement).

                  In this connection we have prepared and examined the Registration Statement, the Company's Certificate of Incorporation, as amended; the Company's By-laws, as amended; records of applicable corporate proceedings of the Company; and such other documents as we have deemed necessary as a basis for the opinion herein expressed. With respect to such examination we have assumed the legal capacity to sign and the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. With respect to factual matters relevant to such opinion, we have relied, without independent verification thereof, upon certificates of appropriate state and local officials and executive officers and responsible employees and agents of the Company.

                  Based upon the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth herein, we are of the opinion that:

     1. The Outstanding Common Shares are legally and validly issued, fully paid and non-assessable.

     2. When issued and paid for in accordance with the Warrants, the Warrant Shares will be legally and validly issued, fully paid and non-assessable shares.

     3. When issued and paid for in accordance with the Options, the Option Shares will be legally and validly issued, fully paid and non-assessable shares.

     4. When issued and paid for in accordance with the Bank Warrants, the Bank Warrant Shares will be legally and validly issued, fully paid and non-assessable shares.



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                  We  consent  to  the  use  of our  name  in  the  Registration
Statement and the related Prospectus under the caption "Legal Matters", and we consent to the filing of this opinion as an Exhibit to the Registration Statement.


                                                     Very truly yours,

                                                     /S/ROSS & HARDIES
                                                     -----------------
                                                     ROSS & HARDIES

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